EXHIBIT 10.20

REVOLVING LOAN AGREEMENT

This REVOLVING LOAN AGREEMENT is entered into this 6th day of January, 2012 between MidAmerican Energy Holdings Company ("Borrower"), and BH Finance LLC, ("Lender").

1. Revolving Loan Commitment

Lender shall, on the terms and conditions set forth herein, make loans (each such loan, a "Revolving Loan") to Borrower from time to time on any day in which commercial banks are open for business in New York (a "Business Day") until the Maturity Date (as defined below), in an aggregate amount not to exceed $500,000,000. Within such aggregate amount, and subject to the other terms and conditions hereof, Borrower may borrow Revolving Loans, continue such Revolving Loans, prepay such Revolving Loans, and reborrow such Revolving Loans up to the Maturity Date.

2. Procedure for Borrowing.

Each borrowing of Revolving Loans (a "Borrowing") shall be made upon the Borrower's written notice delivered to Lender, which notice shall be received at least one Business Day prior to the requested borrowing date (the "Borrowing Date"), specifying: (a) the amount of the Revolving Loan and (b) the requested Borrowing Date, which shall be a Business Day.

Unless otherwise agreed by Borrower and Lender, the proceeds of the Borrowing will be made available to Borrower by wire transfer in accordance with written instructions provided by Borrower.

3. Prepayment of the Revolving Loans.

Borrower may, from time to time, without penalty or premium, upon notice to Lender, prepay any Revolving Loan in whole or in part prior to the Maturity Date provided: (a) Borrower has given to Lender not less than one Business Day prior written notice of the date and amount of the prepayment; and (b) such prepayment is made together with accrued interest on the amount prepaid calculated up to, but not including, the date of prepayment.

4. Maturity Date.

Borrower shall repay to Lender on June 30, 2012 (the "Maturity Date") the aggregate principal amount of Revolving Loans made to Borrower and outstanding on such date. The Maturity Date may be extended upon mutual agreement between Borrower and Lender.

5. Interest.

Each Revolving Loan shall bear interest for each Interest Period (as defined below) at a rate per annum equal to 1.0% above the LlBO Rate (as defined below).

"Interest Period" shall mean the period commencing on the first day following the last Business Day of the prior Interest Period and ending on the last Business Day of each month; provided that with respect to the initial Interest Period for any Revolving Loan, the Interest Period shall commence on the date such Revolving Loan was made. "LlBO Rate" for each Interest Period shall mean the lowest rate per annum at which dollar deposits are offered in the London interbank market at or about 11:00 a.m., London time, on the first Business Day of such Interest Period, for deposits in an amount approximately equal to the aggregate outstanding Revolving Loans and for a one-month period.

Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed from the date a Revolving Loan was made, and shall be payable on the last Business Day of each month during which any Revolving Loan is outstanding. Any monthly unpaid interest will be added to Revolving Loan as of the first day of the succeeding month.

6. Place and Time of Payment.

All payments of principal and interest shall be made at such bank and account as Lender may designate.

7. Taxes.

Any and all payments by Borrower to Lender under this Agreement shall be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect hereto. Borrower shall pay all present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arises from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement.

8. General Provisions.

(a)
This Agreement contains all agreements entered into by the parties on the subject of the Revolving Loan. Amendments and additions to this Agreement must be made in writing and signed by Lender and Borrower.

(b)	This agreement shall be subject to the law of the State of Nebraska.

(c)	Any notices delivered in connection with this Agreement shall be delivered to the addresses listed on the signature page of this Agreement.

(d)
This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and signed as of the day and year first above written.

MidAmerican Energy Holdings Company	BH Finance LLC

/s/ Patrick J. Goodman	/s/ Marc D. Hamburg
Name: Patrick J. Goodman	Name: Marc D. Hamburg
Title: SVP & CFO	Title: President

Address:	Address:
666 Grand Ave	3555 Farnam Street
Des Moines, IA 50309	Omaha, Nebraska 68131